NEWS RELEASE

FOR IMMEDIATE RELEASE

JAYHAWK ENERGY CLOSES FINANCING – SET TO BEGIN NORTH DAKOTA DEVELOPMENT PLAN

POST FALLS, Idaho. – January 4, 2010 - JayHawk Energy, Inc. (OTCBB: JYHW) (“JayHawk” or the “Company”)) President Marshall Diamond-Goldberg is pleased to announce the closing of the second of four tranches of Jayhawk’s $1.5 million debenture financing previously announced on December 14, 2009.

Proceeds from the second tranche, totaling $600,000.00, will be used to further plans to drill the first two wells in JayHawk’s multiwall development program on its Crosby, North Dakota Madison Formation oil pool.  To that end, JayHawk has identified the first two drilling locations and is in the process of permitting these sites for drilling shortly after the New Year.

The Company believes the timing for this program is expected to be beneficial to its future operations as the price of oil continues to climb in response to a strengthening economic outlook and strong draws on existing storage volumes.

Cynergy Advisors, LLC acted as advisor to JayHawk relative to this financing.  Cynergy provides investment banking services to public and private energy-focused and energy-related businesses.

About JayHawk Energy, Inc.

JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Cherokee Basin, Kansas and the Williston Basin, North Dakota. For more information please visit www.jayhawkenergy.com.

Investor Contact
Marshall Diamond-Goldberg

(403) 617-2071

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.
Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.
This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.